                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                          (Amendment No.________)/1/


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               USDATA Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  917294 10 0
                         ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_] Rule 13d-1(b)

  [_] Rule 13d-1(c)

  [X] Rule 13d-1(d)




-----------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 917294 10 0



------------------------------------------------------------------------------
  NAME OF REPORTING PERSONS.
1 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Technology Leaders L.P.

------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  SEC USE ONLY
3


------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          3,308,712
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          3,308,712
------------------------------------------------------------------------------
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
  3,308,712
------------------------------------------------------------------------------
  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                        [_]

------------------------------------------------------------------------------
  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
  23.8%

------------------------------------------------------------------------------
  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

  PN
------------------------------------------------------------------------------

CUSIP NO. 917294 10 0



------------------------------------------------------------------------------
  NAME OF REPORTING PERSONS.
1 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Technology Leaders Offshore C.V.

------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  SEC USE ONLY
3


------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  Netherlands Antilles limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          3,308,712
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          3,308,712
------------------------------------------------------------------------------
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
  3,308,712
------------------------------------------------------------------------------
  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                          [_]

------------------------------------------------------------------------------
  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
  23.8%

------------------------------------------------------------------------------
  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

  PN
------------------------------------------------------------------------------

CUSIP NO. 917294 10 0



------------------------------------------------------------------------------
  NAME OF REPORTING PERSONS.
1 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Technology Leaders Management L.P.

------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  SEC USE ONLY
3


------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          3,308,712
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          3,308,712
------------------------------------------------------------------------------
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
  3,308,712
------------------------------------------------------------------------------
  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                          [_]

------------------------------------------------------------------------------
  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
  23.8%

------------------------------------------------------------------------------
  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

  PN
------------------------------------------------------------------------------

CUSIP NO. 917294 10 0



------------------------------------------------------------------------------
  NAME OF REPORTING PERSONS.
1 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Technology Leaders Management, Inc.

------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  SEC USE ONLY
3


------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          3,308,712
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          3,308,712
------------------------------------------------------------------------------
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
  3,308,712
------------------------------------------------------------------------------
  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                          [_]

------------------------------------------------------------------------------
  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
  23.8%

------------------------------------------------------------------------------
  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

  CO
------------------------------------------------------------------------------

CUSIP NO. 917294 10 0



------------------------------------------------------------------------------
  NAME OF REPORTING PERSONS.
1 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Technology Leaders II L.P.

------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  SEC USE ONLY
3


------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          3,308,712
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          3,308,712
------------------------------------------------------------------------------
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
  3,308,712
------------------------------------------------------------------------------
  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                            [_]

------------------------------------------------------------------------------
  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
  23.8%

------------------------------------------------------------------------------
  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

  PN
------------------------------------------------------------------------------

CUSIP NO. 917294 10 0



------------------------------------------------------------------------------
  NAME OF REPORTING PERSONS.
1 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Technology Leaders II Offshore C.V.

------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  SEC USE ONLY
3


------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  Netherlands Antilles limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES           -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          3,308,712
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          3,308,712
------------------------------------------------------------------------------
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
  3,308,712
------------------------------------------------------------------------------
  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                          [_]

------------------------------------------------------------------------------
  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
  23.8%

------------------------------------------------------------------------------
  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

  PN
------------------------------------------------------------------------------

CUSIP NO. 917294 10 0



------------------------------------------------------------------------------
  NAME OF REPORTING PERSONS.
1 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Technology Leaders II Management L.P.

------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                              (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  SEC USE ONLY
3


------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                   5
  NUMBER OF

  SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY      6
                          3,308,712
  OWNED BY
                   -----------------------------------------------------------
  EACH                    SOLE DISPOSITIVE POWER
                   7
 REPORTING

  PERSON           -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
  WITH             8
                          3,308,712
------------------------------------------------------------------------------
  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
  3,308,712
------------------------------------------------------------------------------
  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                            [_]

------------------------------------------------------------------------------
  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
  23.8%

------------------------------------------------------------------------------
  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

  PN
------------------------------------------------------------------------------

Item 1.

  (a) Name of Issuer:

      USDATA Corporation

  (b) Address of Issuer's Principal Executive Offices:

      2435 North Central Expressway
      Richardson, TX 75080-2722

Item 2.

  (a) Name of Person Filing:

   (1) Technology Leaders L.P.
   (2) Technology Leaders Offshore C. V.
   (3) Technology Leaders Management L.P.
   (4) Technology Leaders Management, Inc.
   (5) Technology Leaders II L.P.
   (6) Technology Leaders II Offshore C. V.
   (7) Technology Leaders II Management L.P.

  (b) Address of Principal Business Offices:

   (1),(3),(4),(5),(7):
   700 The Safeguard Building
   435 Devon Park Drive
   Wayne, PA 19087-1990

   (2)&(6):
   c/o ABN Trust Company (Curacao) N.V.
   P.O. Box 224
   15 Pietermaai
   Curacao, Netherland Antilles

  (c) Citizenship:

   (1),(3),(5),(7): Delaware limited partnership
   (2)&(6): Netherland Antilles limited partnership
   (4): Delaware corporation

  (d) Title of Class of Securities

   Common Stock

  (e) CUSIP Number

   917294 10 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

  (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act

  (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

  (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act

  (d) [_] Investment company registered under Section 8 of the Investment Company Act

  (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

  (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

  (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

  (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

  (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

  Not applicable

Item 4. Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  (a) Amount beneficially owned: 3,308,712

  (b) Percent of class: 23.8%

  (c) Number of shares as to which the person has:

   (i)   Sole power to vote or to direct the vote: -0-

   (ii)  Shared power to vote or to direct the vote: 3,308,712

   (iii) Sole power to dispose or to direct the disposition of:  -0-

   (iv)  Shared power to dispose or to direct the disposition of: 3,308,712

    Technology Leaders Management, Inc. is a co-general partner of Technology Leaders Management L.P. Technology Leaders Management L.P. is the sole general partner of Technology Leaders L.P. ("TL") and a co-general partner of Technology Leaders Offshore C.V. ("TLO"). TL and TLO are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for TL and TLO, which powers are exercised through its seven person executive committee, by whose decisions the general partners have agreed to be bound. TL owns 881,938 shares and TLO owns 772,418 shares.

    Technology Leaders Management, Inc. is a co-general partner of Technology Leaders II Management L.P. Technology Leaders II Management L.P. is the sole general partner of Technology Leaders II L.P. ("TL II") and a co-general partner of Technology Leaders II Offshore C.V. ("TLO II"). TL II and TLO II are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders Management II L.P. has sole authority and responsibility for all investment, voting and disposition decisions for TL II and TLO II, which powers are exercised through its seven person executive committee, by whose decisions the general partners have agreed to be bound. TL II owns 921,972 shares and TLO II owns 732,389 shares.

Item 5.  Ownership of Five Percent or Less of a Class

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

   Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group


    Technology Leaders L.P., Technology Leaders Offshore C.V., Technology Leaders Management L.P., Technology Leaders Management, Inc., Technology Leaders II L.P., Technology Leaders II Offshore C.V., and Technology Leaders II Management L.P. are members of a group for purposes of Sections 13 (d) and 13
(g) of the Securities Exchange Act of 1934.

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         Not applicable

                                   SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 9, 2001           TECHNOLOGY LEADERS L.P.
                                  By: Technology Leaders Management, L.P,
                                      general partner
                                  By: Technology Leaders Management, Inc.,
                                      general partner

                                  By:   /s/ Pamela A. Strisofsky
                                     -----------------------------
                                  Name:  Pamela A. Strisofsky
                                  Title: VP of Finance & Administration


                                  TECHNOLOGY LEADERS OFFSHORE C.V.
                                  By: Technology Leaders Management, L.P.,
                                      general partner
                                  By: Technology Leaders Management, Inc.,
                                      general partner

                                  By:   /s/ Pamela A. Strisofsky
                                     -----------------------------
                                  Name:  Pamela A. Strisofsky
                                  Title: VP of Finance & Administration


                                  TECHNOLOGY LEADERS MANAGEMENT, L.P.
                                  By: Technology Leaders Management, Inc.,
                                      general partner

                                  By:   /s/ Pamela A. Strisofsky
                                     ------------------------------
                                  Name:  Pamela A. Strisofsky
                                  Title: VP of Finance & Administration


                                  TECHNOLOGY LEADERS MANAGEMENT, INC

                                  By:   /s/ Pamela A. Strisofsky
                                     -----------------------------
                                  Name:  Pamela A. Strisofsky
                                  Title: VP of Finance & Administration


                                  TECHNOLOGY LEADERS II L.P.
                                  By: Technology Leaders II Management, L.P,
                                      general partner
                                  By: Technology Leaders Management, Inc.,
                                      general partner

                                  By:   /s/ Pamela A. Strisofsky
                                     -----------------------------
                                  Name:  Pamela A. Strisofsky
                                  Title: VP of Finance & Administration

                                  TECHNOLOGY LEADERS II OFFSHORE C.V.
                                  By: Technology Leaders II Management, L.P.,
                                      general partner
                                  By: Technology Leaders Management, Inc.,
                                      general partner

                                  By:   /s/ Pamela A. Strisofsky
                                     -----------------------------
                                  Name:  Pamela A. Strisofsky
                                  Title: VP of Finance & Administration


                                  TECHNOLOGY LEADERS II MANAGEMENT, L.P.
                                  By: Technology Leaders Management, Inc.,
                                      general partner

                                  By:   /s/ Pamela A. Strisofsky
                                     -----------------------------
                                  Name:  Pamela A. Strisofsky
                                  Title: VP of Finance & Administration